Exhibit 99.1

Spring Bank Pharmaceuticals Announces Financing of $15 Million

Proceeds to Supplement Development of SB 9200 and SB 11285

HOPKINTON, Mass., November 18, 2016 – Spring Bank Pharmaceuticals, Inc. (Nasdaq: SBPH), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of viral infections, cancer, and inflammatory diseases today announced that it has entered into a securities purchase agreement for the sale of approximately $15 million of Spring Bank common stock and warrants in a private placement financing with a select group of accredited investors.

The private placement was led by MPM Capital, Oncology Impact Fund with participation by additional new and existing investors.

The financing consists of the sale and issuance of 1,644,737 shares of common stock and warrants to purchase 1,644,737 shares of common stock. The securities are being sold for a price of $9.12 per share and associated warrant. The warrants will have an exercise price of $10.79 per share and will expire five years from the date of issuance. The financing is expected to close on or about November 23, 2016, subject to the satisfaction of certain customary closing conditions. William Blair & Company, L.L.C. will act as sole placement agent in connection with the financing.

Spring Bank expects to receive aggregate gross proceeds of approximately $15 million, before deducting placement agent fees and estimated offering expenses. Net proceeds from the financing are expected to be used to fund the further advancement of Spring Bank’s pipeline of small molecule nucleic acid hybrid molecules.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Spring Bank has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the warrants issued in the private placement.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Spring Bank Pharmaceuticals

Spring Bank Pharmaceuticals is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleic acid hybrid, or SMNH, chemistry platform. SMNH compounds are small segments of nucleic acids that the company designs to selectively target and modulate the activity of specific proteins implicated in various disease states. The company is developing its most advanced SMNH product candidate, SB 9200, for the treatment of viral diseases, including hepatitis B virus. The company is also developing SB 11285, a novel, proprietary STING (STimulator of INterferon Genes) agonist compound. SB 11285 is in preclinical development for the treatment of various cancers.

Forward-Looking Statements

Any statements in this press release about Spring Bank’s future expectations, plans and prospects, including statements about the expected closing of the private placement, Spring Bank’s financial prospects, anticipated use of proceeds, future operations and sufficiency of funds for future operations, and future expectations and plans and prospects for Spring Bank and other statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “may,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether the conditions for the closing of the private placement will be satisfied; whether Spring Bank’s cash resources will be sufficient to fund its continuing operations for the periods anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Spring Bank’s product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spring Bank’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Spring Bank’s Form 10-Q for the quarter ended September 30, 2016, which is on file with the SEC, and in other filings Spring Bank makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Spring Bank’s views as of the date hereof. Spring Bank anticipates that subsequent events and developments will cause Spring Bank’s views to change. However, while Spring Bank may elect to update these forward-looking statements at some point in the future, Spring Bank specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Bank’s views as of any date subsequent to the date hereof.

Contact:

Jon Freve

Chief Financial Officer

(508) 473-5993

jfreve@springbankpharm.com